EXHIBIT 3.2

Bye-laws of

Valaris Limited

Adopted by written resolution with effect from and including 30 April 2021.

CONYERS

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

conyers.com

TABLE OF CONTENTS

interpretation		1

1.	Definitions	1

SHARES		6

2.	Power to Issue Shares	6

3.	Power of the Company to Purchase its Shares	6

4.	Rights Attaching to Shares	6

5.	Calls on Unpaid Shares	9

6.	Forfeiture of Shares	10

7.	Share Certificates	11

8.	Fractional Shares	11

REGISTRATION OF SHARES		12

9.	Register of Members	12

10.	Registered Holder Absolute Owner	12

11.	Transfer of Registered Shares	12

12.	Transmission of Registered Shares	13

ALTERATION OF SHARE CAPITAL		15

13.	Power to Alter Capital	15

14.	Variation of Rights Attaching to Shares	15

DIVIDENDS AND CAPITALISATION		15

15.	Dividends	15

16.	Power to Set Aside Profits	16

17.	Method of Payment	16

18.	Capitalisation	17

MEETINGS OF MEMBERS		17

19.	Annual General Meetings	17

20.	Special General Meetings	17

21.	Requisitioned Special General Meetings	17

22.	Notice	18

23.	Giving Notice and Access	18

24.	Changes to Arrangements for General Meetings	19

25.	Electronic Participation and Security in Meetings	19

26.	Quorum at General Meetings	20

27.	Chair of the Board to Preside at General Meetings	20

28.	Voting on Resolutions	20

29.	Power to Demand a Vote on a Poll	21

30.	Voting by Joint Holders of Shares	22

31.	Instrument of Proxy	22

32.	Representation of Corporate Member	23

33.	Adjournment of General Meeting	23

34.	Written Resolutions	24

35.	Directors Attendance at General Meetings	25

36.	Business Proposals	25

DIRECTORS AND OFFICERS		26

37.	Election of Directors	26

38.	Number of Directors	32

39.	Independence and No Share Qualification	32

40.	Retirement of Directors	32

41.	Removal of Directors	32

42.	Vacancy in the Office of Director	33

43.	Remuneration of Directors	33

44.	Defect in Appointment	34

45.	Directors To Manage Business	34

46.	Powers of the Board	34

47.	Chair of the Board and Chief Executive Officer	35

48.	President and Vice Presidents	35

49.	Delegation to Committees	36

50.	Register of Directors and Officers	37

51.	Appointment of Officers	37

52.	Appointment of Secretary	37

53.	Duties of Officers	37

54.	[Reserved.]	37

55.	Conflicts of Interest	37

56.	Indemnification and Exculpation of Directors and Officers	38

MEETINGS OF THE BOARD OF DIRECTORS		39

57.	Board Meetings	39

58.	Notice of Board Meetings	39

59.	Electronic Participation in Meetings	39

60.	Quorum at Board Meetings	40

61.	Board to Continue in the Event of Vacancy	40

62.	Chair to Preside	40

63.	Written Resolutions	40

64.	Validity of Prior Acts of the Board	41

CORPORATE RECORDS		41

65.	Minutes	41

66.	Place Where Corporate Records Kept	41

67.	Form and Use of Seal	41

ACCOUNTS		41

68.	Records of Account	41

69.	Financial Year End	42

AUDITS		42

70.	Annual Audit	42

71.	Appointment of Auditor	42

72.	Remuneration of Auditor	42

73.	Duties of Auditor	43

74.	Access to Records	43

75.	Financial Statements and the Auditor's Report	43

76.	Vacancy in the Office of Auditor	43

VOLUNTARY WINDING-UP AND DISSOLUTION		43

77.	Winding-Up	43

CHANGES TO CONSTITUTION		44

78.	Changes to Bye-laws	44

79.	Discontinuance	44

Valaris Limited

interpretation

1.	Definitions

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Companies Act 1981 of Bermuda;

“Applicable Law”	with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

“Appointed Stock Exchange”	any stock exchange appointed by the Minister of Finance of Bermuda under the Act;

“Audit Committee”	the audit committee of the Board from time to time established/appointed in accordance with these Bye-laws;

“Auditor”	includes an individual, company or partnership appointed as auditor in accordance with these Bye-laws from time to time;

“Bankruptcy Code”	title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as in effect as of the date these Bye-laws were adopted or thereafter amended, and the rules and regulations promulgated thereunder;

“Bermuda Business Day”	any day other than a Saturday, Sunday or a day on which commercial banks located in Bermuda are required or authorised by law or executive order to be closed;

“Board”	the board of directors (or, if the Company has only a single director, the sole director) of the Company appointed or elected pursuant to these Bye-laws from time to time and acting by resolution in accordance with the Act and these Bye-laws or the directors of the Company present at a meeting of directors at which there is a quorum;

Valaris Limited

“Business Day”	any day other than a Saturday, Sunday or a day on which commercial banks located in Bermuda or New York are required or authorised by law or executive order to be closed;

“Chief Executive Officer”	the chief executive officer of the Company, as may be appointed by the Board from time to time;

“clear days”	in relation to a period of notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Common Shares”	has the meaning given in Bye-law 4.1, and “Common Share” shall be construed accordingly;

“Company”	Valaris Limited, an exempted company incorporated under the Act with registered number 56245;

“Compensation Committee”	the compensation committee of the Board from time to time established/appointed in accordance with these Bye-laws;

“Director”	a director of the Company from time to time;

“Exchange Act”	the U.S. Securities Exchange Act of 1934;

“Exchange Control Act”	the Exchange Control Act 1972 and related regulations;

“indemnified party”	has the meaning given in Bye-law 56.1;

Valaris Limited

“independent” or “independence”	in relation to a Director or proposed Director means that such Director or proposed Director is (a) independent as defined by Rule 10A-3 promulgated by the Securities and Exchange Commission under the Exchange Act (or any successor rule thereto), with respect to members of the Audit Committee and (b) for all other purposes, independent as defined by the listing standards of the New York Stock Exchange or other Appointed Stock Exchange that is a Relevant Exchange, or if the Company is not subject to the listing standards of the New York Stock Exchange or other Appointed Stock Exchange, the listing standards of the New York Stock Exchange;

“Interested Director”	has the meaning given in Bye-law 55.2;

“Member”	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

“Nominating and Governance Committee”	the nominating and governance committee of the Board from time to time established/appointed in accordance with these Bye-laws;

“notice”	written notice as further provided in these Bye-laws unless otherwise specifically stated;

“Officer”	any person appointed by the Board to hold an office in the Company from time to time;

“Permission”	the permission granted to the Company by the Bermuda Monetary Authority on 4 March 2021 pursuant to the Exchange Control Act;

“Plan”	the Fourth Amended Joint Plan of Reorganization of Valaris plc and Debtors (as defined therein) as confirmed by the United States Bankruptcy Court on 3 March 2021;

“Preference Shares”	has the meaning given in Bye-law 4.1, and “Preference Share” shall be construed accordingly;

Valaris Limited

“public announcement”	disclosure (i) in a press release distributed by a national news or wire service, (ii) in a document filed or furnished by the Company with or to the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) on the website of the Company, or (iv) in accordance with the rules and regulations of any Relevant Exchange;

“Register of Directors and Officers”	the register of directors and officers referred to in these Bye-laws;

“Register of Members”	the register of members referred to in these Bye-laws;

“Relevant Exchange”	the securities exchange (if any) on which the Common Shares are listed from time to time;

“Resident Representative”	any person appointed to act as resident representative from time to time and includes any deputy or assistant resident representative from time to time;

“Secretary”	the person appointed to perform any or all of the duties of secretary of the Company from time to time and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary, in each case from time to time;

“shares”	in relation to the Company means, unless the context requires otherwise, all classes of the shares in the Company and includes a fraction of a share in the Company, in each case having the rights set out in these Bye-laws, and includes the Common Shares and the Preference Shares;

“Treasury Share”	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and

“Voting Shares”	the Common Shares and any other shares of the Company that carry the right of voting at general meetings of the Company (excluding for the avoidance of doubt Treasury Shares).

Valaris Limited

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include individuals, firms, governments, states or agency of a state, companies, corporations, associations or bodies of persons whether corporate or not and whether or not having separate legal personality;

(d)	the words:-

(i)	"may" shall be construed as permissive; and

(ii)	"shall" shall be construed as imperative;

(e)	a reference to a law, statute or statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the phrase "issued and outstanding" in relation to shares, means shares in issue other than Treasury Shares;

(g)	the word "corporation" means a corporation whether or not a company within the meaning of the Act;

(h)	any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

(i)	“unissued shares” means unissued shares by reference to the authorised share capital as set out in Bye-law 4.1 or as such authorised share capital may be amended from time to time in accordance with the Act;

(j)	“non-assessable” means that no further sums are required to be paid by the holders of such shares in connection with the issue of such shares; and

Valaris Limited

(k)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

1.5.	Where the Company has a sole Member, any reference in these Bye-laws to a majority (or any other requisite threshold) of members shall be satisfied by that sole Member.

SHARES

2.	Power to Issue Shares

2.1.	Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine. However, the Company shall not issue any non-voting shares to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided that such restriction (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code and (iii) may be amended or eliminated in accordance with Applicable Law from time to time in effect.

2.2.	Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	Power of the Company to Purchase its Shares

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1.	At the date these Bye-laws are adopted, the authorised share capital of the Company is US$8,500,000 divided into: 700,000,000 common shares of par value US$0.01 each (the "Common Shares") and 150,000,000 preference shares of par value US$0.01 each (the “Preference Shares”).

Valaris Limited

4.2.	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to any Preference Shares):

(a)	be entitled to receive notice of and attend and vote at general meetings of the Company (and on written resolutions in accordance with Bye-law 34) and be entitled to one vote per Common Share;

(b)	be entitled to such dividends as the Board may from time to time declare in accordance with these Bye-laws and the Act;

(c)	in the event of a return of assets on liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to any surplus assets of the Company available for distribution among all holders of Common Shares on a pari passu and pro rata basis amongst the Members based on the number of Common Shares held by each Member; and

(d)	generally be entitled to enjoy all of the rights attaching to shares of their class.

4.3.	The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of Preference Shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the Preference Shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of Preference Shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the Preference Shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on Preference Shares of that series;

(c)	subject to Bye-law 2.1, whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

Valaris Limited

(e)	whether or not the Preference Shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting Preference Shares for redemption or repurchase if less than all Preference Shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per Preference Shares payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of Preference Shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the Preference Shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional Preference Shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the Preference Shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of Preference Shares of that series;

(i)	the rights of holders of that series to elect or appoint directors; and

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

Valaris Limited

4.5.	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, Preference Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

4.7.	Each of the Preference Shares and the Common Shares are a separate class of shares from one another.

5.	Calls on Unpaid Shares

5.1.	The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls. For the avoidance of doubt, all shares issued pursuant to or in connection with the Plan are issued fully paid for the purposes of these Bye-laws.

5.2.	Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

Valaris Limited

6.	Forfeiture of Shares

6.1.	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Valaris Limited (the "Company")

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] ([number in figures]) [shares (including class)] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this

[date]

[Signature of Secretary] By Order of the Board

6.2.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed by the Board. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

Valaris Limited

7.	Share Certificates

7.1.	Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical or electronic means.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4.	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other Applicable Laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other Applicable Laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

Valaris Limited

REGISTRATION OF SHARES

9.	Register of Members

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act. Subject to the provisions of the Act, the Company may keep one or more branch registers in any place in or outside of Bermuda and the Board may make, amend or revoke any regulations it thinks fit with respect to the keeping of such branch registers.

9.2.	The Register of Members shall be open to inspection without charge at the registered office of the Company on every Bermuda Business Day in such location, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Bermuda Business Day in such location be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Register of Members shall be prima facie evidence of any matters under the Act directed or authorised to be inserted therein. The Company shall be entitled to treat the registered holder of any share (as shown in the Register of Members) as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	Transfer of Registered Shares

11.1.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Valaris Limited (the "Company")

FOR VALUE RECEIVED……………….. , I, [name of transferor] of [address], hereby sell, assign and transfer unto [transferee] of [address] ([number in figures)] [shares (including class)] of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

Valaris Limited

11.2.	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.3.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates (in case of certificated shares) and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

11.4.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5.	The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda (including the Bermuda Monetary Authority) have been obtained. As of the date of the adoption of these Bye-laws, the Bermuda Monetary Authority has granted the Permission for the issue and transfer of the shares of the Company and consequently the Board shall not refuse to register any transfer permitted by such Permission. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7.	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an Appointed Stock Exchange may be transferred in accordance with the rules and regulations of such exchange.

12.	Transmission of Registered Shares

12.1.	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

Valaris Limited

12.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Valaris Limited (the "Company")

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] [(number in figures)] [shares (including class)] standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this

[date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

Valaris Limited

12.3.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.

12.4.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	Power to Alter Capital

13.1.	The Company may if authorised by simple majority resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	Dividends

15.1.	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares of the relevant class held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

Valaris Limited

15.2.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend (which shall not be more than sixty (60) days before the date on which a dividend is declared, made or paid).

15.3.	The Company may pay dividends in proportion to the amount paid up on each share of the relevant class where a larger amount is paid up on some shares of that class than on others.

15.4.	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

17.	Method of Payment

17.1.	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or bank draft sent through the post directed to the Member at such Member's address in the Register of Members, or to such person and to such address as the Member may direct in writing, or by transfer to such account as the Member may direct in writing.

17.2.	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or bank draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may direct in writing, or by transfer to such account as the joint holders may direct in writing. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3.	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.4.	Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company's own account. Such payment shall not constitute the Company a trustee in respect thereof.

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17.5.	The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member's new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	Capitalisation

18.1.	The Board may capitalise any amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	Annual General Meetings

Notwithstanding the provisions of the Act entitling the Members of the Company to elect to dispense with the holding of an annual general meeting, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the Chief Executive Officer or the chair of the Board (if any) or any two Directors or any Director and the Secretary or the Board shall determine.

20.	Special General Meetings

The Chief Executive Officer or the chair of the Board (if any) or any two Directors or any Director and the Secretary or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	Requisitioned Special General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company (i.e. ten per cent (10%) of the issued and outstanding Voting Shares) as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

Valaris Limited

22.	Notice

22.1.	Subject to Bye-law 22.4, not less than twenty-one (21) clear days' notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2.	Subject to Bye-law 22.4, not less than fourteen (14) clear days' notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3.	Subject to Applicable Law and the rules of the Relevant Exchange, the Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting (which shall not be more than sixty (60) days nor less than ten (10) days before the date for the holding of the meeting).

22.4.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

22.6.	In addition to the Members, the notice of a general meeting shall be given to the Directors and the Auditor.

23.	Giving Notice and Access

23.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member's address in the Register of Members, in which case the notice shall be deemed to have been served seven (7) days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member's address in the Register of Members, in which case the notice shall be deemed to have been served two (2) days after the date on which it is deposited, with courier fees paid, with the courier service; or

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(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served twenty-four (24) hours after it was sent; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3.	In proving service under paragraphs 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means (as applicable).

24.	Changes to Arrangements for General Meetings

The Board may, in its absolute discretion, postpone, move to another location, cancel or make any other alterations in respect of any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under Bye-law 21) provided that notice of postponement, movement, cancellation or other alteration is given to the Members before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to each Member in accordance with these Bye-laws. The Board may also postpone, move, cancel or make other arrangements in respect of the rearranged general meeting under and in accordance with this Bye-law.

25.	Electronic Participation and Security in Meetings

25.1.	Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

25.2.	The Board may, and at any general meeting the chair of such meeting may, make any arrangement and impose any requirement or restriction it or they consider appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board is, and at any general meeting the chair of such meeting is, entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

Valaris Limited

26.	Quorum at General Meetings

26.1.	At any general meeting one or more persons present throughout the meeting and representing in person or by proxy at least 50% of the total voting rights of all issued and outstanding Voting Shares in the Company shall form a quorum for the transaction of business.

26.2.	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition under Bye-law 21, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

27.	Chair of the Board to Preside at General Meetings

The chair of the Board or, the Chief Executive Officer, or the president, if one has been appointed, shall preside as chair at a general meeting. If there is no chair of the Board, Chief Executive Officer or president, or if at a meeting none of the foregoing is present and willing and able to act within five (5) minutes after the time fixed for the start of the meeting or none is willing and able to act, the Directors present shall select one of their number to be the chair of the general meeting. If only one Director is present and willing and able to act, he or she shall be chair of the general meeting. In default, the Members present in person and entitled to vote shall choose one of their number to be the chair of the general meeting.

28.	Voting on Resolutions

28.1.	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

28.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

28.3.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

28.4.	In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chair of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

Valaris Limited

28.5.	At any general meeting if an amendment is proposed to any resolution under consideration and the chair of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

28.6.	At any general meeting a declaration by the chair of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

29.	Power to Demand a Vote on a Poll

29.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chair of the relevant general meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

29.2.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each Voting Share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chair of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he or she uses in the same way.

29.3.	A poll demanded for the purpose of electing a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chair (or acting chair) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

Valaris Limited

29.4.	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chair of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by one or more scrutineers appointed by the Board or, in the absence of such appointment, by a committee of not less than two Members or proxy holders appointed by the chair of the meeting for the purpose, and the result of the poll shall be declared by the chair of the meeting.

30.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

31.	Instrument of Proxy

31.1.	A Member may appoint a proxy by

(a)	an instrument in writing in substantially the following form or such other form as the Board may determine from time to time or the Board or the chair of the meeting shall accept:

Proxy

Valaris Limited (the "Company")

I/We, [insert names here], being a Member of the Company with [(number in figures)] [shares (including class)], HEREBY APPOINT [name] of [address] or failing him or her, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

_________________________

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

Valaris Limited

31.2.	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

31.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him or her and vote on his behalf in respect of different shares.

31.4.	The decision of the chair of any general meeting as to the validity of any appointment of a proxy shall be final.

32.	Representation of Corporate Member

32.1.	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

32.2.	Notwithstanding the foregoing, the chair of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

33.	Adjournment of General Meeting

33.1.	The chair of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

33.2.	The chair of a general meeting may adjourn the meeting to another time and place without the consent or direction of the Members if it appears to him or her that:

(a)	it is likely to be impractical to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

Valaris Limited

(c)	the facilities or security at the place of the meeting or the electronic or other communications facilities provided for the meeting have become inadequate or are otherwise not sufficient to allow the meeting to be conducted as intended; or

(d)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

33.3.	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

34.	Written Resolutions

34.1.	Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Bye-law.

34.2.	Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

34.3.	(a) Except as provided by Bye-law 34.3(b), a written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all the Members who at the date that the notice is given would be entitled to attend, vote and pass a resolution at a general meeting of the company (or a meeting of any class of Members).

(b) The requirements of Bye-law 34.3(a) shall not apply to any matter which is previously approved by the Board and such written resolution shall be passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) the requisite voting majority of the Members required by Applicable Law or these Bye-laws who at the date that the notice is given would be entitled to attend, vote and pass such resolution at a general meeting of the Company (or a meeting of any class of the Members).

34.4.	A resolution in writing may be signed in any number of counterparts.

34.5.	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

34.6.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

Valaris Limited

34.7.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

34.8.	For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the applicable voting requirement set out in Bye-law 34.3 being achieved, and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

35.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

36.	Business Proposals

36.1.	Without prejudice to the provisions of the Act, the proposal of other business to be considered by the Members at an annual general meeting may be made only by those persons set out in Bye-law 37.1(a) – (b)(ii) (inclusive). For any other business to be properly brought before an annual general meeting by a Member pursuant to this Bye-law 36, the Member must have given timely notice of such business in writing to the Secretary at the principal executive offices of the Company and such other business must otherwise be a matter properly brought before the meeting. The Member’s notice for business:

(a)	to be timely, must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days before the anniversary of the last annual general meeting, however, in the event the annual general meeting is called for a date that is not more than thirty (30) days before or more than sixty (60) days after such anniversary, the notice must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public announcement of the date of the annual general meeting was made; provided that in no event shall an adjournment of an annual general meeting or a postponement of an annual general meeting for which notice of the meeting has already been given to the Members or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a Member’s notice as described above. In relation to the first annual general meeting of the Company occurring after the date these Bye-laws were adopted, reference to the anniversary of the last annual general meeting shall be 20 May 2021; and

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(b)	to be in the proper form, must comply with the requirements of Bye-law 37.3, as applicable, and include a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bye-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Member and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made.

36.2.	Subject always to the Act, only such business shall be conducted at a general meeting as shall have been brought before the meeting by or at the direction of the Board or otherwise in accordance with the procedures set forth in Bye-law 21 or this Bye-law 36.

36.3.	Except as otherwise provided by the Act or these Bye-laws, the chair of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting pursuant to this Bye-law 36 was proposed in accordance with the procedures set forth in this Bye-law 36 and, if any proposed business is not in compliance with such Bye-law, to declare that such defective proposal shall be disregarded.

36.4.	Notwithstanding any other provisions of this Bye-law 36, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bye-law; provided, however, that any references in this Bye-law to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals as to any business to be considered pursuant to Bye-law 36.1.

36.5.	This Bye-law 36 shall not apply to a proposal proposed to be made by a Member if the Member has notified the Company of his or her intention to present the proposal at an annual general meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.

DIRECTORS AND OFFICERS

37.	Election of Directors

37.1.	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Nominations of persons for the appointment to the Board at an annual general meeting may be made only:

(a)	by or at the direction of the Board; or

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(b)	by any Member or Members of the Company who:

(i)	is or are Member(s) of record (as evidenced by the Register of Members) and whose interest in shares, individually or in aggregate, represent(s) at least one percent (1%) of the issued and outstanding Voting Shares, in each case on the record date determined pursuant to Bye-law 22.3 for such annual general meeting and at the time of the annual general meeting;

(ii)	is or are entitled to vote at the annual general meeting; and

(iii)	complies or comply with the notice procedures set forth in this Bye-law 37 as to such nomination.

This paragraph Bye-law 37.1(b) shall be the exclusive means for a Member to make nominations of persons for appointment to the Board for consideration at an annual general meeting.

37.2.	For any nominations by a Member in accordance with Bye-law 37.1(b), the Member must have given timely notice thereof in writing to the Secretary in accordance with this Bye-law 37.2 and Bye-law 37.3. To be timely, such notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days before the anniversary of the last annual general meeting, however, in the event the annual general meeting is called for a date that is not more than thirty (30) days before or more than sixty (60) days after such anniversary, the notice must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public announcement of the date of the annual general meeting was made; provided that in no event shall an adjournment of an annual general meeting or a postponement of an annual general meeting for which notice of the meeting has already been given to the Members or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a Member’s notice as described above. In relation to the first annual general meeting of the Company occurring after the date these Bye-laws were adopted, reference to the anniversary of the last annual general meeting shall be 20 May 2021.

37.3.	To be in the proper form, a Member’s notice must:

(a)	set forth, as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such Member, as they appear in the Register of Members, and of such beneficial owner, if any;

(ii)	the class or series and number of shares of the Company which are owned of record by such Member and such beneficial owner as of the date of the notice, and a representation that the Member will notify the Company in writing within five (5) Business Days after the record date for such meeting of the class or series and number of shares of the Company owned of record by the Member and such beneficial owner as of the record date of the meeting; and

Valaris Limited

(iii)	a representation that the Member (or a qualified representative of the Member) intends to appear in person or by proxy at the meeting to make such nomination (or propose such business with respect to a notice under Bye-law 36);

(b)	set forth, as to the Member giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made (or the other business is proposed with respect to a notice under Bye-law 36), as to such beneficial owner, and if such Member or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):

(i)	the class or series and number of shares of the Company, and the principal amount of any debt securities or other indebtedness of the Company or any entity directly or indirectly wholly-owned or majority owned by the Company, in each case which are beneficially owned by such Member or beneficial owner and by any control person as of the date of the notice, and a representation that the Member will notify the Company in writing within five (5) Business Days after the record date for such meeting of the class or series and number of shares of the Company and the principal amount of any debt securities or other indebtedness of the Company or any entity directly or indirectly wholly-owned or majority owned by the Company, in each case beneficially owned by such Member or beneficial owner and by any control person as of the record date for the meeting;

(ii)	a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such Member, beneficial owner or control person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the Member will notify the Company in writing within five (5) Business Days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(iii)	a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Member’s notice by, or on behalf of, such Member, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Company’s shares, or maintain, increase or decrease the voting power of the Member, beneficial owner or control person with respect to securities of the Company, and a representation that the Member will notify the Company in writing within five (5) Business Days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

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(iv)	a representation whether the Member or the beneficial owner, if any, will engage in a solicitation with respect to the nomination (or other business) and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least fifty per cent (50%) of the voting power of the shares entitled to vote generally in the election of Directors in the case of a nomination (or holders of at least the percentage of the Company’s shares required to approve or adopt the business to be proposed in the case of other business);

(c)	set forth, as to each person, if any, whom the Member proposes to nominate for appointment or reappointment to the Board:

(i)	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Member and beneficial owner, if any, and their respective control persons, affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission under the Exchange Act if the Member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any control person, affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and

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(iii)	with respect to each nominee for appointment or reappointment to the Board, include a completed and signed questionnaire, representation and agreement required by Bye-law 37.6. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

37.4.	Except as otherwise provided by the Act or these Bye-laws, the chair of the meeting shall have the power and duty to determine whether a nomination is in accordance with the procedures set forth in this Bye-law 37 and, if any proposed nomination is not in compliance with this Bye-law 37, to declare that such defective nomination shall be disregarded.

37.5.	Notwithstanding any other provisions of this Bye-law 37, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bye-law 37; provided, however, that any references in the Bye-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations pursuant to Bye-law 37.1(b) or Bye-law 37.7.

37.6.	To be eligible to be a nominee for appointment or reappointment as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice set forth in this Bye-law 37) to the Secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(a)	consents to serving as a Director if elected and to being named in the Company’s proxy statement and form of proxy as nominee and currently intends to serve as a Director for the full term for which such person is standing for election;

(b)	is not and will not become a party to:

(i)	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if appointed as a director of the Company, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person's ability to comply, if appointed as a director of the Company, with such person's fiduciary duties under Applicable Law;

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(c)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

(d)	in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if appointed as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company and any other Company policies and guidelines applicable to Directors (which will be promptly provided following a request therefor).

37.7.	Subject to these Bye-laws, if the Board (or Members following a requisition of the Members in accordance with Bye-law 21) has convened a general meeting (other than an annual general meeting) for the purpose of appointing to the Board one or more Directors nominated by or at the direction of the Board, as specified in the notice of meeting, nominations of alternative persons for appointment to the Board may only be made by any Member or Members of the Company who:

(a)	is or are Member(s) of record (as evidenced by the Register of Members) and whose interest in shares, individually or in aggregate, represent(s) at least one percent (1%) of the issued and outstanding shares of the Company as carries the right of voting at a general meeting, in each case on the record date determined pursuant to Bye-law 22.3 for such general meeting and at the time of the general meeting;

(b)	is or are entitled to vote at the meeting; and

(c)	complies or comply with the Member notice requirements set forth in Bye-laws 37.3(a) – (c) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Bye-law 37.6) provided that such notice (and accompanying documentation) is delivered or mailed to and received by the Secretary at the principal executive offices of the Company not later than ten (10) days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public announcement of the date of the special general meeting was made, subject to any other requirements of Applicable Law. In no event shall any adjournment or postponement of a special general meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Member’s notice as described above.

37.8.	For the purpose of this Bye-law 37, where nominations of persons for appointment to the Board at a general meeting are made by more than one Member, references to a Member in relation to notice and other information requirements shall apply to each Member, respectively, as the context requires.

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37.9.	The number of nominees a Member may nominate for election at a general meeting (or in the case of a Member giving the notice on behalf of a beneficial owner, the number of nominees a Member may nominate for election at a general meeting on behalf of the beneficial owner) shall not exceed the number of Directors to be elected at such general meeting.

37.10.	Where persons are validly proposed for re-election or election as a Director, such Directors shall be elected or re-elected by a majority of votes cast at the relevant general meeting in accordance with these Bye-laws.

37.11.	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

38.	Number of Directors

The Board shall consist of such number of Directors as the Board may from time to time determine, but shall be not less than 3 and not more than 15. The Board shall initially be constituted as provided in the Plan.

39.	Independence and No Share Qualification

39.1.	Unless the Board otherwise determines from time to time, a majority of Directors shall be independent, subject to the listing requirements of the New York Stock Exchange or other Relevant Exchange.

39.2.	A director is not required to hold any shares in the capital of the Company.

40.	Retirement of Directors

40.1.	At every annual general meeting, all the Directors then in office shall retire from office and may offer themselves for re-election by the Members.

40.2.	Subject to the provisions of these Bye-laws, at the annual general meeting at which a Director retires the Members may re-elect the Director, if he or she is willing to continue to act, or elect some other eligible person in the Director’s place in accordance with these Bye-laws.

40.3.	A Director who is re-elected is treated as continuing in office throughout. A Director who is not re-elected shall retain office until the end of the relevant annual general meeting.

41.	Removal of Directors

41.1.	Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only with cause (as defined below), provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than fourteen (14) days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director's removal. For the purposes of this Bye-law 41, “cause” shall mean a conviction for a criminal offence or engaging in conduct which brings the Director or the Company into disrepute and/or which results in material financial detriment to the Company.

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41.2.	If a Director is removed from the Board under this Bye-law 41 the Members may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

41.3.	Notwithstanding any provision of these Bye-laws, nothing in these Bye-laws shall limit any right of the Members to remove any Director under the Act, and any vacancy created by such a removal may be filled in accordance with the Act.

42.	Vacancy in the Office of Director

42.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by Applicable Law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

42.2.	The Members in general meeting or the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board.

42.3.	If the office of a Director is vacated for any reason, he or she shall cease to be a member of any committee of the Board.

43.	Remuneration of Directors

The remuneration (if any) of the Directors may be determined by the Board or any committee or person authorised to do so by the Board in accordance with (as applicable) the Company’s policies in respect of the same from time to time and Applicable Law, rules or regulations (including the rules and regulations of any Relevant Exchange).

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44.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he or she was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	Directors To Manage Business

The business and affairs of the Company shall be managed and conducted by the Board, which may exercise all such powers of the Company as are not required by the Act or these Bye-laws to be exercised by the Company in general meeting.

46.	Powers of the Board

46.1.	Without prejudice to the generality of the foregoing Bye-law 45, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company's day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

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(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee in accordance with Bye-law 49;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47.	Chair of the Board and Chief Executive Officer

47.1.	The chair of the Board, if one has been appointed, shall perform such duties as may be delegated by the Board. Any one of the chair of the Board, the Chief Executive Officer, or the president, if one has been appointed, shall preside at all general meetings and, subject to Bye-law 62, the chair of the Board shall preside at all meetings of the Board.

47.2.	Unless the Board shall otherwise delegate such duties, the Chief Executive Officer shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, including designation of authority by power of attorney, or where the signing and execution thereof shall be expressly delegated by the Board to some other Officer, person or agent of the Company in accordance with these Bye-laws. The Chief Executive Officer or such other Officer as shall be authorised by him or her shall have such powers and duties as usually pertain to the office of chief executive officer, except as the same may be modified by the Board.

48.	President and Vice Presidents

The president, executive vice president, senior vice president, or vice president (if any), in the order of their seniority, unless otherwise determined by the Board, shall, in the event of absence or disability of the Chief Executive Officer or the president, as the case may be, perform the duties and exercise the powers of the absent or disabled Chief Executive Officer or president. They shall perform such other duties and have such other powers as the Board may from time to time prescribe during the period of the absence or disability.

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49.	Delegation to Committees

49.1.	The Board may delegate any of its powers, authorities and discretions (including the power to sub-delegate) to a committee consisting of one or more persons (whether a member or members of the Board or not) as it thinks fit (subject to (if applicable) the requirement for independent Directors as set out in Bye-law 49.7), provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by (i) the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board, and (ii) the rules and regulations of any Relevant Exchange.

49.2.	A committee may exercise its power to sub-delegate by sub-delegating to any person or persons (whether or not a member or members of the Board or of the committee), subject to (if applicable) the requirement for independent Directors as set out in Bye-law 49.7.

49.3.	Such committee or committees shall have such name or names as may be determined from time to time by resolution of the Board.

49.4.	The Board may retain or exclude its right to exercise the delegated powers, authorities or discretions collaterally with the committee. The Board may at any time revoke the delegation or alter any terms and conditions or discharge the committee in whole or in part. Where a provision of these Bye-laws refers to the exercise of a power, authority or discretion by the Board and that power, authority or discretion has been delegated by the Board to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee, save that no committee shall have the power or authority to:

(a)	adopt an agreement of merger, amalgamation, consolidation, scheme of arrangement or similar arrangement;

(b)	recommend to the Members the sale, lease or exchange of all or substantially all of the Company's property and assets;

(c)	recommend to the Members a winding up or dissolution of the Company or a revocation of a winding up or dissolution; or

(d)	unless the resolution of the Board constituting the committee expressly provides as such, to declare a dividend or to authorise the allotment or issue of shares.

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49.5.	Committee membership designations shall be subject to provisions regarding independence or other qualifications for committee service which may be imposed by Applicable Laws, rules or regulations (including the rules and regulations of any Relevant Exchange).

49.6.	The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

49.7.	As soon as reasonably practicable following the adoption of these Bye-laws, the Board shall establish the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each comprising of independent Directors, and approve committee charters in respect of the same, in each case by reference to Applicable Law (and the rules and regulations of any Relevant Exchange or, if the Company’s shares are not then listed, the New York Stock Exchange).

50.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

51.	Appointment of Officers

The Board may appoint such Officers (who may or may not be Directors) as the Board may determine on such terms (including term of office) as the Board deems fit.

52.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time on such terms (including term of office) as the Board deems fit.

53.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

54.	[Reserved.]

55.	Conflicts of Interest

55.1.	Subject to Applicable Law, rules or regulations (including the rules and regulations of any Relevant Exchange), any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the relevant person and the Company. Nothing herein contained shall authorise a Director or a Director's firm, partner or company to act as Auditor to the Company.

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55.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an "Interested Director") shall declare the nature of such interest as required by the Act and any other requirements of Applicable Law, rules or regulations (including the rules and regulations of any Relevant Exchange).

55.3.	Subject to the Company’s policies and procedures, an Interested Director who has complied with the requirements of the foregoing Bye-law 55.2 may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

56.	Indemnification and Exculpation of Directors and Officers

56.1.	The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an "indemnified party"), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

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56.2.	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him or her under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

56.3.	The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him or her, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him or her.

MEETINGS OF THE BOARD OF DIRECTORS

57.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit in accordance with these Bye-laws. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

58.	Notice of Board Meetings

58.1.	A Director or the Chief Executive Officer may and the Secretary on the requisition of either of them shall, at any time summon a Board meeting. Board meetings may be held in any jurisdiction as the Board sees fit, provided that no meeting of the Board shall be held in a jurisdiction if the act of holding a Board meeting in such jurisdiction would be expected to have an adverse impact on the Company’s tax residency status.

58.2.	Notice of a Board meeting shall be given not less than twenty-four (24) hours before the time the meeting is to be held, save that any Director may consent to receiving a shorter period of notice. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director's last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

59.	Electronic Participation in Meetings

A Director or committee member may participate in a meeting of the Board or a meeting of a committee of the Board (as applicable) through the medium of conference telephone, video teleconference or similar form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in a quorum and entitled to vote. Subject to the provisions of the Act, all business transacted in this way by the Board or a committee of the Board is for the purposes of the Bye-laws deemed to be validly and effectively transacted at a meeting of the Board or a committee of the Board (even if fewer than two Directors are physically present in the same place). The meeting is deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chair of the meeting is physically located, subject in each case to Bye-law 58.1.

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60.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be a simple majority of the Directors for the time being in office. If there are only two (2) Directors for the time being in office, the quorum shall be two (2) Directors whom may act for the purposes set out in Bye-law 61 only, and if there is only one (1) Director for the time being in office, the quorum shall be one (1) Director whom may act for the purposes set out in Bye-law 61 only.

61.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

62.	Chair to Preside

The Board may appoint one of its body as chair to preside at every Board meeting at which he or she is present and one or more deputy chair or chairs and decide the period for which he or she is or they are to hold office (and may at any time remove him or her or them from office). If no chair or deputy chair is elected, or if at a meeting neither the chair nor a deputy chair is present within five minutes of the time fixed for the start of the meeting, the Directors present shall choose one of their number to be the chair of the meeting. If two or more deputy chairs are present, the senior of them shall act as the chair, seniority being determined by length of office since their last appointment or reappointment or deemed reappointment. As between two or more who have held office for an equal length of time, the deputy chair to act as the chair of the meeting shall be decided by those Directors present. A chair or deputy chair may hold executive office or employment with the Company.

63.	Written Resolutions

A resolution signed by all the Directors (or all the members of the relevant committee, as applicable) unanimously, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting (or committee meeting, as applicable) duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director (or committee member, as applicable).

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64.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

65.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, and meetings of committees appointed by the Board.

66.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

67.	Form and Use of Seal

67.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

67.2.	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

67.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

68.	Records of Account

68.1.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

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(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

68.2.	Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

68.3.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

69.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

70.	Annual Audit

Subject to Applicable Law, rules or regulations (including the rules and regulations of any Relevant Exchange) and to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

71.	Appointment of Auditor

71.1.	Subject to the Act and any other requirements of Applicable Law, rules or regulations (including the rules and regulations of any Relevant Exchange), the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

71.2.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

72.	Remuneration of Auditor

72.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

72.2.	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with Bye-law 76 shall be fixed by the Board.

Valaris Limited

73.	Duties of Auditor

73.1.	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

73.2.	The generally accepted auditing standards referred to in this Bye-law 73 may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

74.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

75.	Financial Statements and the Auditor's Report

75.1.	Subject to the following Bye-law 75.2, the financial statements and/or the auditor's report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

75.2.	If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor's report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

76.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

VOLUNTARY WINDING-UP AND DISSOLUTION

77.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

Valaris Limited

CHANGES TO CONSTITUTION

78.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board including the affirmative vote of not less than a majority of the Directors then in office and by a resolution of the Members including the affirmative vote of shares carrying not less than a majority of the total voting rights of all issued and outstanding Voting Shares. If the Members have approved, by the affirmative vote of shares carrying not less than a majority of the total voting rights of all issued and outstanding Voting Shares, any alterations or amendments to these Bye-laws at a requisitioned meeting under Bye-law 21, the Board shall consider such alterations or amendments and, if it thinks fit, approve such alterations and amendments (with any variation or modification thereto as the Board deems fit in its absolute and unfettered discretion) and propose those alterations or amendments to the Members for approval in accordance with the Act and this Bye-law 78.

79.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.